Exhibit 99

CONTACTS:
	Investors:	REGIS CORPORATION:
Paul D. Finkelstein — Chairman & CEO
Randy L. Pearce — Executive Vice President, CFO
Kyle P. Didier — Vice President, Finance
(952) 947-7000
For Immediate Release
	Media:	BERNS COMMUNICATIONS GROUP:
Melissa Jaffin/Michael McMullan
(212) 994-4660

REGIS REPORTS SEPTEMBER REVENUES GREW 11 PERCENT TO $159 MILLION
-Consolidated Same-Store Sales Increased 3.2 Percent-

     MINNEAPOLIS, October 7, 2004 — Regis Corporation (NYSE:RGS), the global leader in the $150 billion hair care industry, today reported that consolidated revenues increased 11 percent in September 2004 to $159 million, compared to $143 million a year ago. The Company’s consolidated same-store sales for September increased 3.2 percent.

     “The hurricanes that battered the southeast United States reduced first quarter revenues by approximately $4 million,” commented Paul D. Finkelstein, chairman and chief executive officer. “As a result, total revenue for the quarter was $506 million, an increase of 10 percent.”

     Mr. Finkelstein continued, “As announced on September 22nd, we forecast first quarter earnings per diluted share to be in a range of $0.55 to $0.59 due to higher payroll costs related to the hurricanes.”

     Same-store sales were as follows:

	Monthly
	Current Year			Prior Year
	Service	Retail	Total	Service	Retail	Total
Regis Salons	3.0%	-4.0%	1.7%	-3.1%	1.9%	-2.2%
MasterCuts	1.5	-6.5	-0.4	-0.7	-7.0	-2.2
Trade Secret	2.3	4.8	4.5	1.9	10.3	9.3
Strip Center Salons	2.8	2.0	2.7	-2.0	5.2	-1.1
SmartStyle	8.2	3.1	6.2	6.2	9.1	7.2

Domestic Same-Store Sales	3.6%	1.5%	3.0%	-1.0%	6.2%	1.1%

International Same-Store Sales	3.4%	11.9%	5.5%	-2.3%	31.3%	4.3%

Consolidated Same-Store Sales	3.6%	2.2%	3.2%	-1.1%	7.5%	1.3%

     International same-store sales for the month represent the 4-week period ended September 18, 2004 versus the 4-week period ended September 20, 2003.

	Quarterly
	Current Year			Prior Year
	Service	Retail	Total	Service	Retail	Total
Regis Salons	0.6%	-4.3%	-0.3%	-0.9%	-1.0%	-1.0%
MasterCuts	-0.5	-9.1	-2.5	0.1	-7.1	-1.7
Trade Secret	-0.3	1.8	1.6	1.6	12.0	10.7
Strip Center Salons	-0.5	-2.5	-0.8	-0.8	6.5	0.1
SmartStyle	5.8	4.0	5.1	8.0	10.4	8.9

Domestic Same-Store Sales	0.9%	-0.2%	0.5%	0.5%	6.7%	2.4%

International Same-Store Sales	2.7%	14.7%	5.6%	-1.2%	32.3%	5.3%

Consolidated Same-Store Sales	1.0%	0.6%	0.9%	0.4%	7.9%	2.6%

     International same-store sales for the quarter represent the 12-week period ended September 18, 2004 versus the 12-week period ended September 20, 2003.

     Consolidated revenues for the first quarter ended September 30, 2004 increased 10 percent to $506 million compared to $461 million a year ago.

Second Quarter 2005 Outlook

     The following points pertain to the second quarter ending December 31, 2004. This guidance includes revenue and earnings accretion from prospective acquisitions.

•	Earnings per diluted share are expected to increase to a range of $0.65 to $0.68, an increase of 8 to 13 percent compared to last year.

•	Consolidated revenue is forecasted to grow 12 to 13 percent to $530 million to $535 million, compared to $472 million last year.

•	Consolidated same-store sales are forecasted to increase 1.0 to 2.0 percent.

     Regis Corporation will release first quarter results on October 27, 2004, before the market opens.

     Regis Corporation, a Fortune 1000 company, is the largest owner, operator and franchisor of hair and retail product salons and beauty schools in the world. As of June 30, 2004, the Company owned or franchised 10,162 salons and beauty schools operating under concepts such as Supercuts, Jean Louis David, Vidal Sassoon, Regis Salons, MasterCuts, Trade Secret, SmartStyle and Cost Cutters. These salons are located in the United States and in ten other countries throughout North America and Europe.

     Regis Corporation is headquartered in Minneapolis, Minnesota. The Company’s common stock is traded on the New York Stock Exchange under the symbol RGS. For additional information about the Company, including a reconciliation of non-GAAP financial information and current financial outlook, please visit the Investor Information section of the corporate website at www.regiscorp.com.

     This press release contains “forward-looking statements” within the meaning of the federal securities laws, including statements concerning anticipated future events and expectations that are not historical facts. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward—looking statements in this document reflect management’s best judgment at the time they are made, but all such statements are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those expressed in or implied by the statements herein. Such forward-looking statements are often identified herein by use of words including, but not limited to, “may,” “believe,” “project,” “forecast,” “expect,” “estimate,” “anticipate,” and “plan.” In addition, the following factors could affect the Company’s actual results and cause such results to differ materially from those expressed in forward-looking statements. These factors include competition within the personal hair care industry, which remains strong, both domestically and internationally, and price sensitivity; changes in economic condition; changes in consumer tastes and fashion trends; labor and benefit costs; legal claims; risk inherent to international development (including currency fluctuations); the continued ability of the Company and its franchisees to obtain suitable locations for new salon development; governmental initiatives such as minimum wage rates, taxes and possible franchise legislation; the ability of the Company to successfully identify and acquire salons that support its growth objectives; or other factors not listed above. The ability of the Company to meet its expected revenue growth is dependent on salon acquisitions, new salon construction and same-store sales increases, all of which are affected by many of the aforementioned risks. Additional information concerning potential factors that could affect future financial results is set forth in the Company’s Annual Report on Form 10-K for the year ended June 30, 2004 and included in Form S-3 Registration Statement filed with the Securities and Exchange Commission on June 4, 2004. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. However, your attention is directed to any further disclosures made in our subsequent annual and periodic reports filed or furnished with the SEC on Forms 10-K, 10-Q and 8-K and Proxy Statements on Schedule 14A.

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